UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Denbury Inc.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Meeting to be held May 26, 2021
8:00 a.m. Central Daylight Time

www.virtualshareholdermeeting.com/DEN2021

Denbury Inc.
5851 Legacy Circle
Plano, Texas 75024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, MAY 26, 2021

 To our Stockholders:

You are hereby notified that the 2021 Annual Meeting of Stockholders of Denbury Inc., a Delaware corporation (“Denbury” or the “Company”), will be held virtually at www.virtualshareholdermeeting.com/DEN2021 at 8:00 A.M. Central Daylight Time (CDT) on Wednesday, May 26, 2021, for the following purposes:

a.to elect eight directors, each to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier resignation or removal;
b.to hold an advisory vote to approve named executive officer compensation;
c.to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2021;

and to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 31, 2021 are entitled to notice of, and to vote at, the annual meeting. The annual meeting will be held at www.virtualshareholdermeeting.com/DEN2021. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/DEN2021, stockholders must enter the control number found on their proxy card, voting instruction form or notice. Once properly admitted to the annual meeting, stockholders of record as of the record date may vote their shares by following the instructions available on the meeting website during the meeting and may also view the complete list of stockholders entitled to vote at the annual meeting. To ask a question pertaining to the business of the annual meeting, stockholders must submit it in advance of the annual meeting by visiting www.proxyvote.com. Questions may be submitted until 11:59 p.m., Eastern Time, on Monday, May 24, 2021. Each stockholder will be limited to no more than one question. Technical support will be available on the meeting platform at www.virtualshareholdermeeting.com/DEN2021 beginning at 7:30 A.M. CDT on May 26, 2021 or by calling 800-586-1548 (US) or 303-562-9288 (International). The technical support offered through this service is designed to address difficulties related to the virtual meeting website, and it is recommended that you contact your broker should you be unable to locate your control number.

Beginning on or about April 15, 2021, the Company mailed a Notice Regarding the Internet Availability of Proxy Materials to its stockholders containing instructions on how to access the proxy materials and vote via the Internet. Instructions for requesting a paper copy of the proxy materials are contained in the Notice Regarding the Internet Availability of Proxy Materials.
By order of the Board of Directors,

/s/ James S. Matthews

James S. Matthews Executive Vice President, Chief Administrative Officer, General Counsel and Secretary April 15, 2021

Stockholders of record are urged to vote their proxy promptly, whether or not they expect to virtually attend the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD VIRTUALLY ON MAY 26, 2021:

We have elected to take advantage of the U.S. Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders via the Internet. These rules allow us to provide information that our stockholders need while lowering costs, accelerating the speed of delivery and reducing the environmental impact of our annual meeting. This proxy statement, along with the Company’s Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2020, are available via the Internet at www.proxyvote.com.

i

Objectives and Philosophy	27
2020 Say-on-Pay Results	27
Roles in Setting Executive Officer Compensation	27
Use of Peer Survey Comparisons	28
Compensation Components	29
2021 Compensation	31
Perquisites and Other Benefits	32
Risk Assessment Related to Our Compensation Program	32
Policy on Recovery of Compensation and Clawbacks	32
Executive Compensation – Compensation Tables	33
Summary Compensation Table	33
Post-Emergence Grants of Plan-Based Awards	34
2020 Outstanding Equity Awards at Fiscal Year-End	35
Option Exercises and Stock Vested During 2020	35
Potential Payments Upon Termination or Change in Control	35
CEO Pay Ratio	38
Proposal Two: Advisory Vote to Approve Named Executive Officer Compensation	39
Equity Compensation Plan Information	40
Audit Matters	41
Audit Committee Report	41
Independent Auditor Fees	42
Proposal Three: Ratify the Audit Committee’s Selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2021	43
Stockholder Proposals for Our 2022 Annual Meeting of Stockholders	44
Proposals for Inclusion in Our 2022 Proxy Statement	44
Advanced Notice of Nominations or Proposed Business for Our 2022 Annual Meeting of Stockholders	44
Other Matters	45

ii

DENBURY INC.
PROXY STATEMENT
Annual Meeting of Stockholders
to be held on Wednesday, May 26, 2021

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (“our Board” or “the Board”) of Denbury Inc., a Delaware corporation (“Denbury” or “the Company”), for use at the Company’s virtual annual meeting of stockholders to be held on Wednesday, May 26, 2021 at www.virtualshareholdermeeting.com/DEN2021, or at any adjournment or postponement thereof. This proxy statement, proxy card and our 2020 Annual Report to Stockholders are being first made available to stockholders on or about April 15, 2021.

INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), the Company is making its proxy materials available to its stockholders electronically via the Internet. On or about April 15, 2021, the Company is sending a Notice Regarding the Internet Availability of Proxy Materials (the “Notice”) to its stockholders of record as of the close of business on March 31, 2021. The Notice includes (i) instructions on how to access the Company’s proxy materials and vote via the Internet, (ii) the date, time and virtual location of the annual meeting, (iii) a description of the matters intended to be acted upon at the annual meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request paper copies of the Company’s proxy materials, (vi) any control/identification numbers that a stockholder needs to access the proxy materials and (vii) information about attending and voting at the virtual annual meeting.

RECORD DATE AND COMMON STOCK OUTSTANDING

Our Board has fixed the record date for the annual meeting as of the close of business on March 31, 2021.  Only Denbury stockholders of record on the record date are entitled to receive notice of and to vote at the annual meeting.  If you are a holder of our common stock, you are entitled to one vote at the annual meeting for each share of common stock you held on the record date.  On the record date, there were 50,005,619 shares of Denbury common stock issued and outstanding and entitled to vote at the annual meeting.

VOTING OF COMMON STOCK

Voting by Stockholders of Record

You are a stockholder of record if your shares are directly held by you and registered in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc. If you are a stockholder of record, you may vote your shares via the Internet at www.proxyvote.com in accordance with the instructions in the Notice. You may also vote by touch-tone telephone from the United States by calling 1-800-690-6903, or by completing, signing and dating the proxy card and returning the proxy card in the prepaid envelope. In order to be valid and acted upon at the annual meeting, your proxy must be received before 11:59 P.M. Eastern Daylight Time (EDT) on May 25, 2021. Shares represented by proxy will be voted at the annual meeting unless the proxy is revoked at any time prior to the time at which the shares covered by proxy are voted by: (i) timely submitting a proxy with new voting instructions via the Internet or telephone; (ii) timely delivering a valid, later-dated executed proxy card; (iii) delivering a written notice of revocation that is received by our Secretary at 5851 Legacy Circle, Plano, Texas 75024, by 11:59 P.M. Eastern Daylight Time (EDT) on May 25, 2021; or (iv) voting at the virtual annual meeting by completing a ballot. Attending the annual meeting virtually without completing a ballot will not revoke any previously submitted proxy. If you properly complete and sign your proxy card but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted in accordance with the recommendation of our Board as discussed below.

Voting by Beneficial Owners

You are considered a beneficial owner of shares held in “street name” if your shares are held by a broker, bank or other nominee (collectively referred to as a “broker”) on your behalf. If you are a beneficial owner of shares, you will receive instructions from your broker describing how to vote your shares. As a beneficial owner of your shares, you are entitled to direct your broker how to vote your shares. You may instruct your broker on how to vote by completing the voting instruction form provided to you by your broker. You may also vote by telephone or via the Internet if your broker makes such methods available, in which case applicable instructions will be provided to you by your broker. You may change your vote by submitting new voting instructions to your broker in accordance with your broker’s procedures. If you do not instruct your broker on how to vote your shares, your broker may vote your shares as it decides with respect to the matter for which it has discretionary authority (Proposal Three (the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm)) in the absence of timely instructions from you. There are also non-discretionary matters for which your broker does not have discretionary authority to vote unless it receives timely instructions from you: Proposal One (the election of directors) and Proposal Two (the non-binding, advisory approval of named executive officer compensation). A “broker non-vote” results when a broker does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker should vote your shares and the broker indicates it does not have authority to vote such shares on its proxy. As the beneficial owner of shares, you are invited to attend the virtual annual meeting; however, you may not vote your shares at the annual meeting unless you obtain a written proxy from your broker.

Quorum; Required Vote; Treatment of Abstentions and Broker Non-Votes

We must have present or represented by proxy at least one-third of our issued and outstanding shares of common stock entitled to vote at the annual meeting in order to have a quorum.  Abstentions and broker non-votes are counted as present at the annual meeting for purposes of determining whether a quorum is present. With respect to Proposal One (the election of directors), you will not be allowed to cumulate your votes.  You are entitled to vote “for” election of a director nominee, “against” election of a director nominee, or you may “abstain” from voting with respect to a director nominee. In order for a nominee to be elected as director, such nominee must receive the vote of the majority of the votes cast with respect to such nominee at the annual meeting, where a quorum is present. A majority of votes cast means that the number of shares voted “for” a nominee’s election must exceed the number of shares voted “against” such nominee’s election. Abstentions and broker non-votes will not be counted as votes cast for purposes of the election of directors. In accordance with our Fourth Amended and Restated Bylaws (our “Bylaws”), each incumbent director nominee is required to submit an irrevocable offer of resignation to the Board, which resignation becomes effective if such nominee is not reelected at the annual meeting and the offer of resignation is accepted by the Board. With respect to Proposals Two and Three, the affirmative vote of a majority of the shares having voting power present or represented by proxy at the annual meeting and entitled to vote on the proposals, where a quorum is present, is required for approval. Abstentions will be included in the vote total on Proposals Two and Three, such abstentions having the same effect on each such proposal as a negative vote; however, if there is a broker non-vote with respect to Proposal Two, it will not be included in the vote total and will not have any effect.

We will vote all properly executed proxies at the annual meeting in accordance with the direction on the proxy.  You should be aware that if no vote direction is indicated on an executed proxy, the shares will be voted FOR the election of all of the director nominees under Proposal One; FOR Proposal Two (the non-binding, advisory approval of named executive officer compensation); and FOR Proposal Three (the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm).  Our Board has designated Kevin O. Meyers and/or Christian S. Kendall to serve as proxies.  We do not know of any matters other than those matters listed in the Notice that will be presented for action at the annual meeting.  However, if any other matters are properly presented for action at the annual meeting, we intend for Dr. Meyers and Mr. Kendall, and each of them acting singly as proxies named in the proxy card, to vote at their discretion on such matters.

PERSONS MAKING THE SOLICITATION

We are soliciting this proxy and will bear all costs incurred in connection with such solicitation for the annual meeting, including those incurred for the preparation, printing and mailing of the proxy materials.  Our directors, officers or employees may solicit proxies by personal interviews, telephone or other means of communication.  If they do so, these individuals will not receive any additional compensation for these services.  We may also retain a proxy solicitor to assist us with the distribution and solicitation of proxies for the annual meeting at our expense.

OUR COMPANY

Denbury is an independent energy company with operations focused on producing oil from mature oil fields in the Gulf Coast and Rocky Mountain regions. We are differentiated by our focus on CO2 enhanced oil recovery (“EOR”) and the emerging carbon capture, use, and storage (“CCUS”) industry, supported by our CO2 EOR technical and operational expertise and our extensive CO2 pipeline infrastructure. The utilization of captured industrial-sourced CO2 in EOR significantly reduces the carbon footprint of the oil that we produce, underpinning our goal to fully offset our Scope 1, 2, and 3 CO2 emissions within the decade.

Emergence from Bankruptcy

On July 30, 2020, Denbury Resources Inc. and its subsidiaries filed petitions for reorganization in a “prepackaged” voluntary bankruptcy (the “Chapter 11 Restructuring”) under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). On September 2, 2020, the Bankruptcy Court entered an order confirming the chapter 11 plan of reorganization (the “Plan”), and on September 18, 2020 (the “Emergence Date”), the Plan became effective in accordance with its terms and Denbury emerged from bankruptcy (see Security Ownership of Certain Beneficial Owners and Management for information on Denbury’s largest stockholders). Key accomplishments of the Chapter 11 Restructuring include the following:

•eliminated approximately $2.1 billion of our bond debt by issuing equity and/or warrants to the holders of that debt;

•significantly improved our leverage ratios;

•reduced our ongoing annual interest expense by approximately $165 million, significantly lowering our cash flow breakeven level;

•eliminated approximately $9 million from ongoing general and administrative expenses by terminating certain office leases and relocating our corporate headquarters; and

•established a new $575 million senior secured bank credit facility.

The Company’s Board of Directors

Prior to the Emergence Date, the Company’s board of directors consisted of Messrs. John P. Dielwart, Michael B. Decker, Christian S. Kendall, Gregory L. McMichael, Lynn A. Peterson and Randy Stein, Dr. Kevin O. Meyers and Ms. Mary M. VanDeWeghe (the “Pre-Emergence Board”). The Pre-Emergence Board had an Audit, Compensation, Nominating/Corporate Governance, Reserves and HSE and Risk Committee.

On the Emergence Date, the Board consisted of Dr. Kevin O. Meyers, Ms. Caroline G. Angoorly and Messrs. Anthony M. Abate, James N. Chapman, Christian S. Kendall, Lynn A. Peterson and Brett R. Wiggs (i.e., three continuing directors and four new directors). On March 16, 2021, Cindy A. Yeilding was appointed to the Board. For more information about the Board and the Pre-Emergence Board, see Board Meetings, Attendance and Committees below.

2020 Omnibus Stock and Incentive Plan

On the Emergence Date and pursuant to the terms of the Plan, a framework for a management incentive plan was adopted, which reserved for officers, other employees, directors and other service providers a pool of shares of new Denbury common stock. The 2020 Omnibus Stock and Incentive Plan (the “2020 Incentive Plan”) was adopted on December 2, 2020, and initial awards covering approximately 2.2 million shares of common stock were granted on December 4, 2020, as detailed in Executive Compensation – Compensation Discussion and Analysis. As of December 31, 2020, approximately 4 million shares were available for future grants under the 2020 Incentive Plan.

Carbon Solutions

As the only U.S. public company of scale whose primary business is injecting carbon dioxide into the ground to produce oil, we believe that Denbury can be a key part of the solution to reducing atmospheric carbon emissions, while at the same time providing a vital energy source for the world’s economy. CCUS is becoming an essential business, and our assets and expertise position us to be a leader in this emerging industry.

In 2018 and 2019, through our CCUS efforts, and our use of industrial-sourced CO2, we removed nearly twice the amount of carbon dioxide from the atmosphere than we emitted to produce our oil. We have set a target to fully offset our emissions, including emissions associated with the refining and combustion of our produced hydrocarbons by third parties (i.e., Scope 3 emissions), by the end of this decade.

~30% of our CO_2 is industrial sourced

We utilized

3.2 million metric tons (2018-2019)

of industrially sourced CO_2 that could otherwise have been released into the atmosphere

CO₂

=

Annual greenhouse gas emissions from almost **700,000** cars

We are committed to performing safely, consistently delivering on our promises to deploy our differentiated enhanced oil recovery-focused strategy, being good environmental stewards, and making steady progress toward securing our long-term sustainability goals.

Proposal One: Election of Directors

Our Bylaws provide that our Board shall consist of a minimum of three and a maximum of fifteen directors.  Each of the directors is elected annually and holds office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier resignation or removal.  We presently have eight directors, all of whom are listed below and are serving terms that expire at the annual meeting.

Unless you mark your executed proxy to the contrary, we plan to vote all such proxies for the election of the eight nominees listed below as directors.  We do not foresee any reason why any of these nominees would become unavailable, but if any of them should, your proxy may be voted for a substitute that is nominated by the Board, or we may reduce the size of our Board accordingly.

The name, age, Board committee membership, period of time served as a director of Denbury and the principal occupation of each person nominated for election as a director are as follows:

Name	Age	Current Board Committees	Director Since	Principal Occupation
Kevin O. Meyers, Chairman	67	Compensation Committee Sustainability Committee	2011	Independent Consultant
Anthony M. Abate	56	Audit Committee Compensation Committee	2020	Founder, Chief Operating Officer and Chief Financial Officer of Echo360, Inc.
Caroline G. Angoorly	56	Nominating/Corporate Governance Committee Sustainability Committee	2020	Managing Partner of GreenTao LLC
James N. Chapman	58	Compensation Committee Nominating/Corporate Governance Committee	2020	Independent Consultant
Christian S. Kendall	54	—	2017	President and Chief Executive Officer of Denbury Inc.
Lynn A. Peterson	68	Audit Committee Nominating/Corporate Governance Committee	2017	Chief Executive Officer and President of Whiting Petroleum Corporation
Brett R. Wiggs	55	Audit Committee Sustainability Committee	2020	Chief Executive Officer of Oryx Midstream Services
Cindy A. Yeilding	60	Nominating/Corporate Governance Committee Sustainability Committee	2021	Independent Consultant

Our director nominees bring various skills, experience and insight to our Board.  These individuals were selected to give the Board insight from diverse points of view, all of which relate to various aspects of our business.  As depicted below, our director nominees exhibit an effective mix of skills, experiences, diversity and perspectives.

Summary of Director Qualifications and Experience	Kevin O. Meyers	Anthony M. Abate	Caroline G. Angoorly	James N. Chapman	Christian S. Kendall	Lynn A. Peterson	Brett R. Wiggs
SKILLS & EXPERIENCE							
Board of Director Experience	X	X	X	X	X	X	X
O&G/Energy Industry Experience	X		X	X	X	X	X
CEO/Senior Officer	X	X	X		X	X	X
Human Capital Management/Compensation	X	X	X	X	X	X	X
Finance/Accounting/Capital Allocation	X	X	X	X	X	X	X
Regulatory/Government/Public Policy	X	X	X		X	X	X
Risk Management	X	X	X	X	X	X	X
Strategy Development	X	X	X	X	X	X	X
Mergers & Acquisitions	X	X	X	X	X	X	X
Corporate Governance	X	X	X	X	X	X	X
Science/Technology/Engineering	X	X	X		X	X	X
Environmental/Sustainability	X	X	X		X	X	X
Community and Stakeholder Engagement	X	X	X		X	X	X
Academia/Education		X

With the exception of Mr. Kendall, our President and Chief Executive Officer, all of our director nominees are independent, which provides substantial independent oversight. For more information on director independence, see Governance of the Company – Director Independence below. Our director nominees provide an effective mix of experience and fresh perspective. For more information on how director candidates are identified, see Governance of the Company – Identification of Director Candidates below.

The narratives below provide more specific biographical information and outline the skills and qualifications for each of the Board nominees.

Kevin O. Meyers

Joined the Board: 2011
Age: 67
Board Committees: Compensation Committee, Sustainability Committee
Principal Occupation: Independent Consultant

Kevin O. Meyers has been a director of Denbury since July 2011 and Chairman of the Board since September 2020. Dr. Meyers has more than 40 years of experience in the oil and gas industry, having retired from ConocoPhillips at the end of 2010. Dr. Meyers currently serves on the board of directors of Precision Drilling Corporation (NYSE: PDS), a provider of drilling equipment and services, and Hess Corporation (NYSE: HES), an oil and natural gas exploration and production company. Dr. Meyers previously served on the board of directors of Hornbeck Offshore Services, Inc. (NYSE: HOS), Bill Barrett Corporation (NYSE: BBG), LUKOIL, the World Energy Council, the United States Energy Association, the Board of Regents of the University of Alaska and the Nature Conservancy of Alaska. For the ten years prior to retirement, Dr. Meyers was a senior executive with ConocoPhillips, most recently serving as Senior Vice President Exploration and Production, Americas. Prior to that, he was President of ConocoPhillips Canada, President of ConocoPhillips Russia and Caspian Region, and President of ConocoPhillips Alaska. For the twenty years prior to that, he served in engineering, technical and executive positions with ARCO, last serving as President of ARCO Alaska.

Dr. Meyers holds a Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology and Bachelor’s degrees in Chemistry and Mathematics from Capital University in Ohio. Dr. Meyers’ educational background and extensive industry and technical experience provide the Board with significant insight into the Company’s operations and technical matters. His leadership experience with large oil and gas companies further broadens the perspectives he brings to the Board.

Anthony M. Abate

Joined the Board: 2020
Age: 56
Board Committees: Audit Committee, Compensation Committee
Principal Occupation: Founder, Chief Operating Officer and Chief Financial Officer of Echo360, Inc.

Anthony M. Abate has been a director of Denbury since September 2020. Mr. Abate has served as Founder, Chief Operating Officer and Chief Financial Officer of Echo360, Inc. (“Echo360”), an educational technology company that provides a suite of learning solutions to the higher education and continuing education markets globally, since 2007. Before joining Echo360, Mr. Abate served as a private equity partner, most recently at Battery Ventures where he initiated investments, retained active board responsibilities, raised significant debt and equity capital, and managed exits via IPO or sale. Prior to that, Mr. Abate served as a consultant at McKinsey & Co. and Mercator Partners where he advised publicly traded companies and venture-backed start-ups on how best to capitalize on the ensuing business opportunities of digitization and convergence. Mr. Abate began his career in the U.S. Air Force, where he developed an advanced computer platform for the then-classified stealth aircraft program.

Mr. Abate currently serves as Chairman of the Board of Southeastern Grocers, a multi-brand grocery store business, is a board member of Tops Markets, a full-service grocery, pharmacy and fuel retailer, and a board member of GTT Communication, Inc., a global IP network provider. Previously, Mr. Abate served as an independent director of BroadView Networks and CBeyond Communications. Mr. Abate graduated summa cum laude with a Bachelor of Science degree in Electrical Engineering from Duke University and holds an MBA, with honors, from Harvard Business School.

Caroline G. Angoorly

Joined the Board: 2020
Age: 56
Board Committees: Nominating/Corporate Governance Committee, Sustainability Committee
Principal Occupation: Managing Partner of GreenTao LLC

Caroline G. Angoorly has been a director of Denbury since September 2020. Ms. Angoorly is a senior executive in the energy and sustainable infrastructure sectors with more than 25 years of domestic and international experience in business-building, transformation, strategy, project development and financing, asset management, operations, investment, and M&A. In 2010, Ms. Angoorly founded GreenTao LLC, a specialized business growth, project development, financing, strategy and execution firm. Ms. Angoorly recently returned to GreenTao as Managing Partner after over five years as the founding Chief Operating Officer (“COO”) of NY Green Bank, where she was instrumental in the establishment and evolution to full operations of a $1 billion State-sponsored investment fund focused on clean energy and sustainable infrastructure. As COO, Ms. Angoorly was responsible for establishing, implementing and constantly evolving all aspects of finance, strategy and operations, as well as a member of the investment & risk committee. She also played a leadership role at the New York State Research & Development Authority (which manages the $5.3 billion Clean Energy Fund for the State), including as a mentor and as founding Co-Chair of the organization’s Diversity & Inclusion Initiative. Previously, Ms. Angoorly was Head of Environmental Markets, North America for J. P. Morgan (focused on greenhouse gas, renewable energy and other energy-related projects and businesses), SVP and Head of Development, North East and VP, Environmental & New Business for NRG Energy, General Counsel at EnelGreenPower and a partner in the Global Project Finance Group at international firm Milbank. Ms. Angoorly’s experience also includes being a Board Member of Evolution Markets (a global commodity brokerage in energy and environmental markets and products).

In 1999, Ms. Angoorly received the John Clemenger Memorial Medal from Melbourne Business School as top of her MBA class. Ms. Angoorly holds geology and law honors degrees from Monash University and an MBA from Melbourne Business School (partly undertaken at Columbia Business School).

James N. Chapman

Joined the Board: 2020
Age: 58
Board Committees: Compensation Committee, Nominating/Corporate Governance Committee
Principal Occupation: Independent Consultant

James N. Chapman has been a director of Denbury since September 2020. Mr. Chapman has more than 35 years of investment banking experience in a wide range of industries including aviation/airlines, metals/mining, natural resources/energy, automotive/general manufacturing, financial services, real estate and healthcare. Presently, he serves as the lead independent director of California Resources Corporation (NYSE: CRC) and Arch Resources, Inc. (NYSE: ARCH) and a member of the board of directors of several private companies. Mr. Chapman also serves as a non-executive Advisory Director of SkyWorks Capital, LLC (“Skyworks”), an aviation and aerospace management consulting services company based in Greenwich, Connecticut, which he joined in December 2004. Prior to SkyWorks, he was associated with Regiment Capital Advisors, LP (“Regiment”), an investment advisor based in Boston specializing in high yield investments, which he joined in January 2003. Prior to Regiment, Mr. Chapman acted as a capital markets and strategic planning consultant with private and public companies, as well as investment advisors and hedge funds (including Regiment), across a range of industries. Prior to establishing an independent consulting practice, Mr. Chapman worked for The Renco Group, Inc. (“Renco”) (a multi-billion dollar private corporation with diverse investment holdings located throughout the world) from December 1996 to December 2001. Prior to Renco, he was a founding principal of Fieldstone Private Capital Group (“Fieldstone”) in August 1990 where he headed the Corporate Finance and High Yield Finance Groups. Prior to joining Fieldstone, Mr. Chapman worked for Bankers Trust Company from July 1985 to August 1990, most recently in the BT Securities capital markets area. In prior years, Mr. Chapman has served as director of numerous other companies dating back to 1986. Mr. Chapman has served on numerous committees for the various boards including audit committee, compensation committee, pricing committee, portfolio management committee, treasury committee and corporate governance and human resource/nomination committee responsibilities. He has also served on special committees related to “going-private” transactions and other strategic initiatives, including mergers, acquisitions, restructurings, bankruptcies and litigation.

Mr. Chapman received an MBA degree, with distinction, from Dartmouth College in 1985 and was elected an Edward Tuck Scholar. He received his Bachelor of Arts degree, with distinction, magna cum laude, at Dartmouth College in 1984 and was elected to Phi Beta Kappa, in addition to being a Rufus Choate Scholar.

Christian S. Kendall

Joined the Board: 2017
Age: 54
Principal Occupation: President and Chief Executive Officer of Denbury Inc.

Christian S. Kendall has been a director of Denbury and the Chief Executive Officer since July 2017.  Mr. Kendall joined Denbury as Chief Operating Officer in September 2015 and was named President in October 2016. Prior to joining Denbury, Mr. Kendall was employed at Noble Energy, Inc. (“Noble”), where he served as a member of Noble’s executive management and as part of its operations leadership team as Senior Vice President, Global Operations Services. Prior to that, Mr. Kendall served as Vice President, Gulf of Mexico (2011-2014), and as Business Unit Manager and Vice President, Noble Energy Mediterranean Ltd (2007-2011), having been with Noble since 2001. Mr. Kendall began his career with Mobil Oil Corporation in 1989 and, in total, has more than 30 years of oil and gas industry experience in domestic and international operations roles.

Mr. Kendall holds a Bachelor of Science degree in Engineering, Civil Specialty, from the Colorado School of Mines and is a graduate of the Advanced Management Program at the Harvard Business School. As President and Chief Executive Officer of Denbury, Mr. Kendall is intimately knowledgeable of the day-to-day and strategic operations of the Company, providing the Board with a management perspective.

Lynn A. Peterson

Joined the Board: 2017
Age: 68
Board Committees: Audit Committee, Nominating/Corporate Governance Committee
Principal Occupation: Chief Executive Officer and President of Whiting Petroleum Corporation

Lynn A. Peterson has been a director of Denbury since 2017. Mr. Peterson has been Chief Executive Officer and President of Whiting Petroleum Corporation (NYSE: WLL) since September 2020. Previously, he served as Chairman of the Board, President and Chief Executive Officer of SRC Energy Inc. (“SRC”) from May 2015 until its acquisition by PDC Energy in January 2020. Before joining SRC, he was a co-founder of Kodiak Oil & Gas Corporation, and served as its Chairman of the Board, President and Chief Executive Officer from 2001 until its acquisition by Whiting Petroleum Corporation in December 2014. Mr. Peterson has served as a director of PDC Energy (NASDAQ: PDCE) since January 2020.

Mr. Peterson graduated from the University of Northern Colorado with a Bachelor of Science in Accounting and has more than 40 years of experience in the oil and gas industry.

Brett R. Wiggs

Joined the Board: 2020
Age: 55
Board Committees: Audit Committee, Sustainability Committee
Principal Occupation: Chief Executive Officer of Oryx Midstream Services

Brett R. Wiggs has been a director of Denbury since September 2020. Mr. Wiggs is the Chief Executive Officer of Oryx Midstream Services. Mr. Wiggs has a long history as a successful leader in the energy industry, both in the U.S. and abroad, and has a strong record of creating value and growth. While continuing to lead it today, Mr. Wiggs formed Oryx in late 2013 and grew the company from a startup to its sale to Stonepeak Energy Partners for $3.6 billion last year. In less than seven years, Oryx became the second largest oil gathering and regional transport company in the Permian Basin moving approximately 700,000 barrels of oil per day through more than 1,500 miles of pipe and approximately 3 million barrels of storage, the majority of which were developed and built as greenfield assets. Most recently prior to founding Oryx in late 2013, Mr. Wiggs served as a managing director for EnCap Flatrock Midstream. Previously, Mr. Wiggs served as CEO of DFW Midstream Services, a natural gas gathering company focused in the Barnett Shale. Within three years of starting the company in 2008, Mr. Wiggs built a gathering system with more than 80 miles of large and small diameter pipeline and approximately 50,000 horsepower of compression in a dense urban environment. Mr. Wiggs has also served as president and general manager of Bolivia’s principal oil and gas pipeline company, Transredes SA, and as president and CEO of the Cuiaba Integrated Power Project, a power plant and natural gas pipeline project located in western Brazil. Additionally, Mr. Wiggs has held various business development and management positions at Enron and TXU.

Prior to beginning his business career, Mr. Wiggs served as an artillery officer in the U.S. Army. He received a Bachelor of Science degree from West Point and a Master of Business Administration degree from the University of Texas.

Cindy A. Yeilding

Joined the Board: 2021
Age: 60
Board Committees: Nominating/Corporate Governance Committee, Sustainability Committee
Principal Occupation: Independent Consultant

Cindy A. Yeilding has been a director of Denbury since March 2021. Ms. Yeilding served as a technical expert and leader at British Petroleum (“BP”) for more than 35 years, most recently serving as Senior Vice President of BP, America from April 2016 to December 2020. While serving in that role, she chaired the coordinating subcommittee of the U.S. National Petroleum Council’s study on Carbon Capture, Use and Storage. During her career at BP, she held various positions in oil and gas exploration, production, geoscience and exploration technology. Ms. Yeilding currently serves as the Board Chair for the Offshore Technology Conference and on the board of directors of the Center for Houston’s Future Board of Directors. She previously served on the board of directors and executive committee of the Greater Houston Partnership.

Ms. Yeilding has a Bachelor of Science degree in Geology from Southern Methodist University and a Master of Science degree in Geology from the University of North Carolina. She was one of the founding members of BP’s American Association of Petroleum Geologists women’s committee and initiated the women’s networking session for Women in Science and Engineering at the Offshore Technology Conference.

Vote Required

As described above, in order for a nominee to be elected as a director, where a quorum is present, such nominee must receive the affirmative vote of a majority of the votes cast with respect to such nominee at the annual meeting. A majority of votes cast means that the number of shares voted “for” a nominee’s election must exceed the number of shares voted “against” such nominee’s election, with abstentions and broker non-votes not being counted as votes cast for purposes of the election of directors. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Board of Directors’ Recommendation

Our Board of Directors recommends that stockholders vote FOR election of each of the foregoing director nominees.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

2020 Director Compensation

We provide both cash and equity compensation to all of our non-employee directors (all of our directors except our Chief Executive Officer, who is not compensated as a director) so as to attract, motivate and retain experienced and knowledgeable persons to serve as our directors and to align the interests of our directors with our stockholders.

Following our Emergence Date, the Compensation Committee engaged Lyons, Benenson & Company Inc. (“LB&C”) to perform a director compensation review of the peer group of companies utilized for the executive compensation review (see Executive Compensation – Compensation Discussion and Analysis – Roles in Setting Executive Officer Compensation – Role of Independent Compensation Consultants) to help determine director compensation.  Based on the analysis prepared by LB&C and the recommendation of the Compensation Committee, the Board approved the following director compensation.

Our directors are paid an annual retainer fee of $80,000, except for our Chairman of the Board, Dr. Meyers, who is paid an annual retainer fee of $125,000. Additionally, the chairpersons and members of our Board committees receive additional retainers, as depicted in the table below. We also reimburse our non-employee directors for out-of-pocket travel expenses in connection with in-person Board meetings. Additionally, we encourage our directors to seek continuing education opportunities, and we reimburse our directors for out-of-pocket expenses associated with such continuing education.

	Annual Chairperson Fee	Annual Member Fee
Board of Directors	$125,000	$80,000
Audit Committee	25,000	12,500
Compensation Committee	17,500	8,750
Nominating/Corporate Governance Committee	10,000	5,000
Sustainability Committee	17,500	8,750

On December 4, 2020, restricted stock units (“RSUs”) were granted to non-employee directors. These RSUs vest ratably over a three-year period on December 4, 2021, 2022 and 2023 and, subject to certain conditions, including continued services through the applicable vesting date, are to be settled in shares of common stock within 30 days following the third anniversary of the grant date. These RSUs represent the only outstanding equity awards granted to our non-employee directors, and thus were the only equity awards held by them at December 31, 2020. On March 16, 2021, Ms. Yeilding was appointed to the Board and was granted 9,726 RSUs.

Director	RSUs as of December 31, 2020
Kevin O. Meyers	45,839
Anthony M. Abate	30,559
Caroline G. Angoorly	30,559
James N. Chapman	30,559
Lynn A. Peterson	30,559
Brett R. Wiggs	30,559

2020 Director Compensation Table

The total compensation earned by our non-employee directors during 2020 (regardless of when paid) is described in the following table. Ms. Yeilding was appointed to the Board on March 16, 2021, and as a result, did not receive compensation in 2020.

Director	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation (4)	Total
Kevin O. Meyers	$259,509	$1,130,848	$9,564	$1,399,921
Anthony M. Abate	32,456	753,891	—	786,347
Caroline G. Angoorly	29,246	753,891	—	783,137
James N. Chapman	29,246	753,891	—	783,137
Lynn A. Peterson	235,218	753,891	310	989,419
Brett R. Wiggs	26,393	753,891	—	780,284
John P. Dielwart (1)	258,675	—	310	258,985
Michael B. Decker (1)	201,975	—	201	202,176
Gregory L. McMichael (1)	213,225	—	20,732	233,957
Randy Stein (1)	222,600	—	22,000	244,600
Mary M. VanDeWeghe (1)	196,350	—	7,886	204,236

(1)These Pre-Emergence Board members resigned from the Board on the Emergence Date.
(2)Represents fees earned for services as a director during 2020, including the annual base retainer fee and committee chairmanship and/or membership fees.
(3)Represents the fair value of RSUs on December 4, 2020, the date of grant. The table on the preceding page setting forth the RSU grants to non-employee directors reflects the aggregate number of RSUs outstanding for each director on December 31, 2020.
(4)Represents insurance premiums paid for medical, dental, vision and/or life insurance coverage, as applicable. Premium costs for directors are the same as for Denbury employees.

GOVERNANCE OF THE COMPANY

The business, properties and affairs of the Company are managed by the Chief Executive Officer under the direction of the Board.  The Board has responsibility for establishing broad corporate policies and for the overall performance and direction of the Company. Other than involvement by the Company’s Chief Executive Officer, the Board is not involved in the day-to-day operations of the Company.  Board members keep informed of the Company’s business by participating in Board meetings, attending committee meetings, reviewing regularly provided analyses and reports and engaging in thorough discussions with the Chief Executive Officer and other employees of the Company. Our Board and senior management spend significant time implementing corporate governance guidelines, policies and practices that uphold our core values, align with our corporate governance commitments and support our business sustainability.

Board Leadership Structure

Dr. Kevin O. Meyers serves as Chairman of the Board, and Christian S. Kendall serves as our President and Chief Executive Officer. The separation of the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on the day-to-day leadership and performance of the Company and allows our Chairman of the Board to lead the Board in its fundamental role of providing advice and oversight to management. The Board believes our leadership structure is effective and appropriate, creates a separation of executive powers by providing a Chairman with whom the Chief Executive Officer can discuss issues facing the Company, and provides a significant voice to non-management directors.

Presiding Director

Dr. Kevin O. Meyers, our Chairman of the Board, is the presiding director at the meetings of non-management directors.  To contact him, please address your letters to:

Denbury Inc.
Attn: Chairman of the Board of Directors
5851 Legacy Circle
Plano, Texas 75024

Corporate Governance Guidelines

We have Corporate Governance Guidelines that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities.  The primary responsibility of the Board, as memorialized in the Corporate Governance Guidelines, is the maximization of long-term stockholder value for the Company’s stockholders, with due regard for the Company’s employees and other stakeholders. Among the areas addressed by the guidelines are assessing risk, director qualifications, director responsibilities, selection and election of directors, director compensation and tenure, Board committee responsibilities, director orientation and continuing education, director access to management and independent advisors, succession planning, the number of Board meetings, and Board and committee performance evaluations.  The Nominating/Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of these guidelines. The guidelines are available on our website at www.denbury.com, under the “About Denbury – Corporate Governance” link.

Risk Oversight

The Board is responsible for oversight of our risk assessment and risk management. The Board strives to effectively oversee our enterprise-wide risk management while maximizing the long-term value for our stockholders, with due regard for our employees and other stakeholders. The Board receives regular updates from, and maintains an active dialogue with, members of our management team and Internal Audit Department about existing risk management processes and how management identifies, assesses and responds to our most significant risk exposures. These interactions enable the Board to evaluate whether management is appropriately managing our most significant risks.
The Board also relies on, and has delegated certain aspects of its oversight responsibility to, its committees to assist the Board with its overall risk assessment and risk management responsibilities. Each committee reviews and assesses with management risk-related matters within the scope of its responsibilities and reports regularly to the Board on such risk-related matters. For example: the Audit Committee oversees our guidelines and policies with respect to risk assessment and risk management, as well as our financial reporting, cybersecurity and regulatory compliance risk exposures and the steps management has taken to monitor and control such exposures; the Nominating/Corporate Governance Committee oversees risks relating to our corporate governance matters and legislative affairs and activities and matters related thereto; the Compensation Committee oversees the extent to which risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on us; and the Sustainability Committee oversees our high risk areas with respect to our sustainability strategies, policies, position statements, practices, procedures and targets.

Additionally, Denbury has a policy prohibiting hedging and short sales of Denbury stock by our directors and employees, including our named executive officers.

Identification of Director Candidates

The Nominating/Corporate Governance Committee is responsible for identifying and reviewing director candidates to determine whether they qualify and should be considered for membership on the Board.  The Nominating/Corporate Governance Committee has not established a specific minimum or maximum age, level of education, or specified types of skills for potential director candidates, but in general, consideration is given to the candidates’ business and professional backgrounds, and the committee seeks candidates with outstanding integrity, achievements, judgment and other skills and experience that will enhance the Board’s ability to serve the long-term interests of the Company and its stockholders (see Proposal One: Election of Directors).

 The Board and the Nominating/Corporate Governance Committee aim to assemble a diverse group of Board members and believe that no single criterion is determinative in obtaining diversity on the Board.  The Board defines diversity as differences of viewpoint, professional experience, education and skills, such as serving on other public company boards, the balance of business interest and experience of the candidate as compared to the incumbent or other nominated directors, and the need for any particular expertise on the Board or one of its committees, among other things.

Members of the Board will be asked to submit recommendations when there is an opening or anticipated opening for a director position.  The Nominating/Corporate Governance Committee may also use outside sources or third parties to find potential director candidates, and similarly may use the services of outside sources or third parties to evaluate or assist in evaluating nominees brought to their attention.

The Nominating/Corporate Governance Committee will also consider nominees for election to the Board submitted to it by stockholders using substantially the same criteria it applies to nominee recommendations by directors, officers, employees and others. To recommend a prospective nominee for the Nominating/Corporate Governance Committee’s consideration, submit the candidate’s name and qualifications in writing to the following address: Denbury Inc., Attention: Nominating/Corporate Governance Committee, 5851 Legacy Circle, Plano, Texas 75024.

For information on how to nominate a director (as opposed to recommending a candidate for consideration by the Nominating/Corporate Governance Committee), see Stockholder Proposals for Our 2022 Annual Meeting of Stockholders – Advanced Notice of Nominations or Proposed Business for Our 2022 Annual Meeting of Stockholders below.

Director Independence

Our Bylaws provide that all members of the Board, other than the Chief Executive Officer, will be independent as determined under the rules of the New York Stock Exchange (the “NYSE”) and its corporate governance listing standards.  Additionally, each of the Board committee charters requires that all members of that committee be independent. The Board has affirmatively determined that all nominees for director, with the exception of Mr. Kendall, the Company’s President and Chief Executive Officer, qualify as independent directors under these standards based on its review of all relevant facts and circumstances.

Code of Conduct and Ethics

We have a Code of Conduct and Ethics that applies to our officers, employees and directors.  This code assists employees in resolving ethical issues that may arise in complying with Denbury’s policies.  Our Code of Conduct and Ethics is a values-based document organized around our five core values: Integrity, Teamwork, Innovation, Excellence and Respect. It exemplifies our commitment to “Doing Right” in the conduct of our business. Our Chief Executive Officer and Senior Financial Officers are also subject to the Code of Ethics for Senior Financial Officers.  The purpose of both codes is to promote, among other things:

•ethical handling of actual or apparent conflicts of interest;
•full, fair, accurate and timely disclosure in filings with the SEC and in other public disclosures;
•compliance with the law and other regulations;
•protection of the Company’s assets;
•compliance with insider trading policies; and
•prompt internal reporting of violations of the codes.

Both of these codes are available on our website at www.denbury.com, under the “About Denbury – Corporate Governance” link.  Any waiver of these codes with respect to our executive officers and directors may be made only by the Board and will be disclosed to stockholders on our website, along with any amendments to these codes, to the extent required by applicable law or NYSE rules.

Related Party Transactions

Under our Related Party Transactions Policy, the Nominating/Corporate Governance Committee is charged with reviewing and approving or ratifying all transactions, other than those non-material transactions specifically excluded in the policy, between the Company and a “Related Party.” As defined in our Related Party Transactions Policy, “Related Parties” are the Company’s directors and executive officers, beneficial owners that hold more than 5% of any class of our voting securities, as well as immediate family members of any such directors, executive officers and beneficial owners. Our Related Party Transactions Policy is available on our website at www.denbury.com, under the “About Denbury – Corporate Governance” link.

Communication with the Board

The Board has approved a process by which stockholders or other interested parties may contact the members of the Board.  All parties wanting to communicate with the Board should address letters to:

Denbury Inc.
Attn: Corporate Secretary
5851 Legacy Circle
Plano, Texas 75024

In addition, interested parties may e-mail the Corporate Secretary and Board members at: secretary@denbury.com.  All such communications will be forwarded by the Corporate Secretary directly to the Board.

BOARD MEETINGS, ATTENDANCE AND COMMITTEES

Pre-Emergence Board of Directors

The Pre-Emergence Board met 26 times in 2020, including telephonic meetings and video conferences, and took all other actions by unanimous written consent in accordance with the terms of the Company’s Bylaws. All directors attended at least 75% of the Board meetings and the meetings of each of the committees on which they served.  Mr. Dielwart, Chairman of the Pre-Emergence Board, acted as chairman of all Board meetings. The Pre-Emergence Board regularly held executive sessions with the non-management Pre-Emergence Board members, which were chaired by the Chairman of the Pre-Emergence Board. Additionally, although the Company does not have a formal policy requiring all directors to attend the annual meeting of stockholders, the Company encourages the directors to attend the meeting, and all of the Pre-Emergence Board members attended last year’s virtual annual meeting of stockholders.

The Pre-Emergence Board had an Audit, Compensation, Nominating/Corporate Governance, Reserves and HSE and Risk Committee. At each Pre-Emergence Board meeting, the Chairperson of each committee provided a report on their committee’s activities and findings from their most recent meetings. The Pre-Emergence Board committees had the following number of meetings, including telephonic meetings:

Pre-Emergence Board Committee	Number of Meetings
Audit	5
Compensation	4
Nominating/Corporate Governance	2
Reserves and HSE	3
Risk Committee	2

Post-Emergence Board of Directors

Following the Emergence Date, the Board met four times in 2020, including telephonic meetings and video conferences. All directors attended at least 75% of the Board meetings.  Dr. Meyers, Chairman of the Board, acted as chairman of those meetings. The Board regularly held executive sessions with the non-management Board members, which were chaired by the Chairman of the Board. The Board took all other actions by unanimous written consent in accordance with the terms of the Company’s Bylaws. All directors attended at least 75% of all meetings of each of the committees on which they served.

The Board has an Audit, Compensation, Nominating/Corporate Governance and a newly-created Sustainability Committee. The Chairperson of each committee provides a report to the Board on their committee’s activities and findings from their most recent meetings. The Board committees had the following number of meetings in 2020, including telephonic meetings:

Board Committee	Number of Meetings
Audit	3
Compensation	4
Nominating/Corporate Governance	2
Sustainability	1

The table below shows the Committee memberships at March 31, 2021.

Name	Audit	Compensation	Nominating /Corporate Governance	Sustainability
Kevin O. Meyers, Chairman		X		X
Anthony M. Abate	Chairperson	X
Caroline G. Angoorly			X	Chairperson
James N. Chapman		Chairperson	X
Lynn A. Peterson	X		Chairperson
Brett R. Wiggs	X			X
Cindy A. Yeilding			X	X

Audit Committee

The Audit Committee is comprised of three independent directors: Messrs. Abate, Peterson and Wiggs, with Mr. Abate acting as chairperson.  The primary purpose of the Audit Committee, which is discussed in detail in its charter, is to assist with the Board’s oversight of the:

•integrity of the Company’s financial statements;
•Company’s compliance with legal and regulatory requirements related to financial reporting;
•independence and qualifications of the Company’s independent registered public accounting firm;
•performance of the Company’s internal audit function and independent registered public accounting firm;
•preparation of required disclosures for the Company’s financial statement filings with the SEC;
•independence of the Company’s independent reserves engineer;
•reporting of the Company’s oil, natural gas and CO2 reserves; and
•evaluation as to whether the Company has effective processes for risk assessment and risk management.

The Audit Committee meets regularly with management, the Company’s Senior Manager of Internal Audit, the independent registered public accounting firm and the independent reserves engineer to review financial accounting and reporting, reserves reporting and financial controls of the Company.  The Audit Committee reviews and gives prior approval for audit and permitted non-audit services and related fees of the independent registered public accounting firm.  The Senior Manager of Internal Audit, independent registered public accounting firm and independent reserves engineer have unrestricted access to the Audit Committee and periodically meet with the Audit Committee without management representatives present to discuss the results of their examinations and their opinions.  The Audit Committee has the power to conduct internal audits and investigations, reviews recommendations or suggestions for changes in accounting procedures, and has the power to initiate or supervise any special investigations it may choose to undertake.  Each year, the Audit Committee recommends to the Board (for ratification by the stockholders) an independent registered public accounting firm (see Proposal Three).

The NYSE and SEC have adopted standards with respect to independence and financial literacy of the members of audit committees of public companies (including our Audit Committee).  The standards require that all of the members of such audit committees be independent and that they all be able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements.  Additionally, the Audit Committee charter requires that at least one member of the Audit Committee must qualify as an “audit committee financial expert.”  The financial expert must be knowledgeable in the application of generally accepted accounting principles, the understanding and preparation of financial statements, accounting for estimates, accruals and reserves, internal controls over financial reporting and audit committee functions in accordance with SEC rules.  Such knowledge is to have been obtained through past education and experience in positions of financial oversight.  Messrs. Abate and Peterson have such experience and have been designated as “audit committee financial experts.”  All members of the Audit Committee satisfy the criteria for both independence and financial literacy.

The Audit Committee charter is available on our website at www.denbury.com, under the “About Denbury – Corporate Governance” link.

Compensation Committee

The Compensation Committee is comprised of three independent directors: Dr. Meyers and Messrs. Abate and Chapman, with Mr. Chapman acting as chairperson.  These directors are also independent under the additional independence requirements of the NYSE applicable to compensation committee members. The primary purpose of the Compensation Committee is to provide assistance to the Board in discharging its oversight responsibilities relating to the compensation and development of the Chief Executive Officer and other officers, and to oversee and administer the Company’s equity and other compensation and benefit plans. The Compensation Committee’s duties and responsibilities, which are discussed in detail in its charter, include:

•reviewing and approving a general compensation program and salary structure for the Company, including overall salary increases, bonuses and other annual compensation, and proposing modifications to the compensation program as deemed necessary;
•reviewing and approving on at least an annual basis the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of these goals and objectives, and determining and approving the Chief Executive Officer’s compensation based on this evaluation, as well as, in consultation with the Chief Executive Officer, evaluating the performance of, and reviewing and approving the compensation of, all other senior executives on an annual basis;
•reviewing the independent, non-employee, outside directors’ compensation program for appropriateness, competitiveness and plan design, and approving any changes to the amount and form of such compensation, as appropriate;
•reviewing and approving the adoption of, or material modifications to, the Company’s incentive compensation plans (including the 2020 Incentive Plan), deferred compensation plans and equity-based plans, approving awards under these plans, and administering these plans; and
•reviewing and discussing with management the compensation discussion and analysis and preparing and approving the Compensation Committee Report, both of which are included in this proxy statement.

The Compensation Committee charter is available on our website at www.denbury.com, under the “About Denbury – Corporate Governance” link.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee is comprised of four independent directors: Mses. Angoorly and Yeilding and Messrs. Chapman and Peterson, with Mr. Peterson acting as chairperson.  The primary purpose of the Nominating/Corporate Governance Committee is to provide assistance to the Board in discharging its oversight responsibilities relating to effective corporate governance. The Nominating/Corporate Governance Committee’s duties and responsibilities, which are discussed in detail in its charter, include:

•identifying, recruiting, screening, interviewing and recommending individuals qualified to become members of the Board (see Governance of the Company – Identification of Director Candidates);
•analyzing each current or prospective director’s eligibility to be classified as “independent” to serve on the Board and each committee of the Board;
•recommending and evaluating the director nominees to be presented for stockholder approval at the annual meeting of stockholders or for appointment by the Board if a vacancy occurs between annual meetings;
•developing an annual self-evaluation process of the Board and its committees;
•monitoring the education, orientation and training needs of directors of the Board;
•developing and recommending to the Board for its approval various codes of conduct and ethics and a set of corporate governance guidelines; and
•reviewing, approving, or ratifying if appropriate, any related party transactions and any material amendments or modifications to such related party transactions pursuant to the Company’s Related Party Transactions Policy.

The Nominating/Corporate Governance Committee charter is available on our website at www.denbury.com, under the “About Denbury – Corporate Governance” link.

Sustainability Committee

The Sustainability Committee, which was formed following the Emergence Date, is comprised of four independent directors: Mses. Angoorly and Yeilding, Dr. Meyers and Mr. Wiggs, with Ms. Angoorly acting as chairperson. The primary purpose of the Sustainability Committee is to assist and advise the Board with respect to its oversight of sustainability related matters, including health and safety, climate change, environmental, social and community.  The Sustainability Committee’s duties and responsibilities, which are discussed in detail in its charter, include reviewing with the Company’s management and providing advice and oversight with respect to:

•key sustainability strategies, policies, position statements, practices, procedures and targets, and assessments of relevant high risk areas of each;
•the Company’s performance with respect to health, safety, climate change and sustainability targets, as well as compliance with health, safety and environmental laws, rules and regulations, in each case to the extent applicable to the Company’s business;
•proposed long-term targets and aspirations for environmental, social and governance performance;
•significant health, safety and environmental litigation and regulatory proceedings in which the Company is, or is reasonably likely to become, involved;
•significant legislation or regulations, judicial decisions, protocols, conventions or other agreements, public policies or other medical or scientific developments that are reasonably likely to materially affect employee safety, business operations, financial performance, or the public image of the Company;
•the Company’s public reports regarding environmental, social and governance responsibility activities prior to publication; and
•broader community, climate change and sustainability concerns and issues relevant to the Company’s business, positioning and prospects.

In March 2021, the Sustainability Committee amended its charter to include direct oversight of the Company’s human capital management initiatives, including diversity, equity and inclusion matters, workplace culture and talent development. The Sustainability Committee charter is available on our website at www.denbury.com, under the “About Denbury – Corporate Governance” link.

MANAGEMENT

The names, ages and positions held by our senior officers as of March 31, 2021, are set forth below.  Each senior officer holds office until his or her successor is chosen and qualifies or until their earlier resignation or removal in accordance with our Bylaws. Set forth below the table is a description of the business experience of each of our senior officers.

Name	Age	Position
Christian S. Kendall	54	Director, President and Chief Executive Officer
Mark C. Allen	53	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
James S. Matthews	59	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Jenny Cochran	53	Senior Vice President – Business Services
Matthew Dahan	57	Senior Vice President – Business Development and Technology
David Sheppard	49	Senior Vice President – Operations

Christian S. Kendall is a Director, President and Chief Executive Officer of Denbury. Biographical information for Mr. Kendall is included under Proposal One – Election of Directors.

Mark C. Allen, Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, joined Denbury in 1999. Prior to serving in his current role, Mr. Allen served as Vice President and Chief Accounting Officer from the time he joined Denbury in April 1999 until June 2009 when he became Senior Vice President and Chief Financial Officer. Before joining Denbury, Mr. Allen was Manager of Financial Reporting for ENSCO International Incorporated from November 1996 to April 1999. Prior to November 1996, Mr. Allen was a manager in the accounting firm of Price Waterhouse LLP. Mr. Allen also served as a director of Genesis Energy, L.P. between June 2006 and February 2010 and Encore Energy Partners GP LLC between August 2010 and December 2010. Mr. Allen holds a Bachelor of Business Administration in Accounting degree from Evangel University. Mr. Allen is a licensed Certified Public Accountant in the state of Texas.

James S. Matthews, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, has served as the Company’s General Counsel since joining Denbury in January 2012. Prior to serving in his current role, Mr. Matthews served as Vice President until he was promoted to Senior Vice President in May 2014.  Mr. Matthews was a partner with the law firm of Vinson & Elkins LLP from 2001 until joining Denbury in 2012, with a primary focus on representing companies in oil and gas finance transactions. Mr. Matthews holds a Bachelor of Arts degree from Vanderbilt University, a Master’s degree from Ohio University and a Juris Doctor degree from Emory University School of Law.

Jenny Cochran, Senior Vice President – Business Services, joined Denbury in 2013. Prior to serving in her current role, Ms. Cochran served as Denbury’s Director of Compensation and Vice President – Human Resources. Prior to joining Denbury, Ms. Cochran previously worked in several leadership roles over 15 years at Temple-Inland, a building products manufacturer with 10,000 employees, most recently serving as Vice-President, Human Resources. Ms. Cochran received a Bachelor of Science degree from Texas A&M University and an MBA from the University of Texas.

Matthew Dahan, Senior Vice President – Business Development and Technology, joined Denbury in October 2010 and has more than 35 years of oil and gas experience. Prior to serving in his current role, Mr. Dahan was appointed Vice President in June 2014 and prior to that served as Denbury’s Asset Manager for the Cedar Creek Anticline and as Reservoir Engineering Manager for the North Region. Before joining Denbury, Mr. Dahan served as Technical Director for Delta Hydrocarbons, BV in the Netherlands and Director of its affiliates Trefoil E&P S.L., Argentina and Delta Hydrocarbons Hungary Kft. Earlier in his career, Mr. Dahan also worked for Mobil Oil Corporation and Saudi Aramco in various engineering and supervisory roles, both domestically and internationally. Mr. Dahan earned his Bachelor of Science degree in Petroleum Engineering from the Colorado School of Mines.

David Sheppard, Senior Vice President – Operations, joined Denbury in November 2015 and has more than 25 years of experience in the oil and natural gas industry. Mr. Sheppard was previously employed at Noble Energy where he held a variety of leadership roles, most recently as the Director of Global Drilling. Mr. Sheppard’s experience and responsibilities at Noble have included onshore and offshore drilling, development projects, and production engineering. Mr. Sheppard earned his Bachelor of Science degree in Petroleum Engineering from Texas A&M University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the number of shares of Denbury common stock beneficially owned as of February 28, 2021 by (i) each stockholder known by the Company to beneficially own more than 5% of our issued and outstanding common stock, (ii) each executive officer of the Company named in the Summary Compensation Table (our named executive officers), (iii) each director of the Board and director nominee and (iv) all directors and executive officers as a group. The percent of outstanding shares is calculated on the basis of 50,000,975 shares of Denbury common stock outstanding (which excludes treasury shares) as of February 28, 2021. The table includes shares that were acquirable within 60 days following this date.

Beneficial Ownership of Common Stock as of February 28, 2021
Name of Beneficial Owner	Shares		% of Shares Outstanding
Directors and Executive Officers: *
Kevin O. Meyers	748	(1)	**
Anthony M. Abate	—		**
Caroline G. Angoorly	—		**
James N. Chapman	—		**
Lynn A. Peterson	470	(1)	**
Brett R. Wiggs	—		**
Cindy A. Yeilding	—		**
Christian S. Kendall	3,569	(1)	**
Mark C. Allen	3,597	(1)	**
James S. Matthews	1,041	(1)	**
All of the executive officers and directors as a group (10 persons)	9,425		**
Stockholders owning 5% or more of issued and outstanding common stock
Fidelity Management & Research Company	14,218,417	(2)	28.4%
GoldenTree Asset Management LP	5,519,427	(3)	11.0%
Capital World Investors	3,474,271	(4)	6.9%
Cyrus Capital Partners, L.P.	2,666,624	(5)	5.3%

* The Post-Emergence Grants to our named executive officers and RSUs granted to our non-employee directors are not reflected in the table above as shares related to those awards cannot be earned within 60 days of February 28, 2021.
**    Indicates less than 1%.
(1)Represents Series B Warrants held by our named executive officers and directors.

(2)Information based on Schedule 13G/A filed with the SEC on January 11, 2021, disclosing beneficial ownership information as of December 31, 2020.  Fidelity Management & Research Company claims sole voting power of 5,244,628 shares and sole dispositive power of 14,218,417 shares. The address of Fidelity Management & Research Company is 245 Summer Street, Boston, Massachusetts 02210. On March 10, 2021,  Fidelity Management & Research Company filed a Schedule 13G/A with the SEC, disclosing beneficial ownership information as of February 26, 2021, claiming sole voting power of 4,474,351 shares and sole dispositive power of 11,496,752 shares.
(3)Information based on Schedule 13G/A filed with the SEC on February 11, 2021, disclosing beneficial ownership information as of December 31, 2020.  GoldenTree Asset Management LP claims shared voting power and shared dispositive power of 5,519,427 shares. The address of GoldenTree Asset Management LP is 300 Park Avenue, 21st Floor, New York, New York 10022.
(4)Information based on Schedule 13G filed with the SEC on February 16, 2021, disclosing beneficial ownership information as of December 31, 2020.  Capital World Investors claims sole voting power and sole dispositive power of 3,474,271 shares. The address of Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.
(5)Information based on Schedule 13G filed with the SEC on February 11, 2021, disclosing beneficial ownership information as of December 31, 2020.  Cyrus Capital Partners, L.P. claims shared voting power and shared dispositive power of 2,666,624 shares. The address of Cyrus Capital Partners, L.P. is 65 East 55th Street, 35th Floor, New York, New York 10022.

COMPENSATION COMMITTEE REPORT

The goal of the Compensation Committee is to design compensation policies and programs to attract and retain top level individuals in key positions and provide incentives for those individuals to increase the long-term value of the Company for our stakeholders. Our stockholders’ views on our executive compensation program are important to us, and we value and utilize the feedback and insights that we have received, and continue to receive, from our stockholders. To communicate with the Compensation Committee, please follow the procedures outlined under Governance of the Company – Communication with the Board.

The following Compensation Discussion and Analysis (“CD&A”) should be read in conjunction with the Summary Compensation Table, as well as the related tables and narrative disclosures. We have reviewed and discussed the CD&A included in this proxy statement with management and have recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

The Compensation Committee
James N. Chapman, Chairperson
Anthony M. Abate
Kevin O. Meyers

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee listed above are independent directors.

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides you with a detailed description of our executive compensation objectives, philosophy and programs, the compensation decisions we have made under those programs, and the rationale and details supporting specific compensation decisions.

Prior to the Emergence Date, the Compensation Committee of the Pre-Emergence Board engaged Meridian Compensation Partners, LLC (“Meridian”) to serve as its independent compensation consultant. Following the Emergence Date, the Compensation Committee engaged LB&C to serve as its independent compensation consultant and to advise the Compensation Committee on compensation-related matters.

As discussed above under Our Company, on July 30, 2020, the Company filed petitions for a voluntary Chapter 11 Restructuring and emerged from bankruptcy on September 18, 2020. Effective as of the Emergence Date, five of the eight directors serving on the Pre-Emergence Board (each elected by our stockholders at the annual meeting of stockholders on May 28, 2020) resigned. Following the Emergence Date, the Board consisted of Dr. Kevin O. Meyers, Ms. Caroline G. Angoorly and Messrs. Anthony M. Abate, James N. Chapman, Christian S. Kendall, Lynn A. Peterson and Brett R. Wiggs (i.e., three continuing directors and four new directors). On March 16, 2021, Cindy A. Yeilding was appointed to the Board.

This CD&A focuses on the compensation of our named executive officers (our “named executive officers” or “NEOs”) for 2020. We review the roles and responsibilities of our officers and key employees on an annual basis and determine which of those individuals qualify as named executive officers by meeting the definition of “executive officer” for purposes of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), Item 402(a)(3) of Regulation S-K and Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In 2020, we had three officers who met the definition of “named executive officer” under SEC rules. The names and titles of our named executive officers for 2020 are shown in the table below.

Name	Title
Christian S. Kendall	President and Chief Executive Officer
Mark C. Allen	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
James S. Matthews	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

This CD&A should be read in conjunction with the Summary Compensation Table which details the compensation of our named executive officers in 2020, 2019 and 2018, as reported in accordance with SEC rules.

Summary of Executive Compensation Practices

Our executive compensation policies and programs are designed to:

•align the interests of our named executive officers with those of our stockholders through stock-based compensation;

•align named executive officer compensation with the execution of our strategy; and

•create a compensation structure for our named executive officers that is easily understood and measured.

Objectives and Philosophy

Our compensation policies and programs are designed to ensure that salary levels and compensation incentives attract and retain top level individuals in key positions and are commensurate with each individual’s level of executive responsibility, the type and scope of our operations, and our Company-wide financial condition and performance. Our overall compensation philosophy is that we:

•pay competitive base salaries at a level to attract and retain outstanding talent, generally targeted at the median level of salaries of our peer companies;

•provide a proper balance and mix of compensation, which places significant emphasis on long-term and incentive-based compensation; and

•tie executive compensation to the performance of the Company as a whole.

2020 Say-on-Pay Results

Each year, we evaluate the result of the say-on-pay vote cast by our stockholders, which we consider a key indicator of stockholder sentiment. We are committed to ensuring that our stockholders fully understand our executive officer compensation programs, including how such programs align the interests of our executive officers with those of our stockholders and how such programs reward the achievement of our strategic objectives. At our 2020 annual meeting of stockholders, approximately 91% of shares having voting power present in person or represented by proxy were voted in favor of the compensation of our named executive officers, compared to 94% and 60% in 2019 and 2018, respectively. Our stockholders’ views on our executive officer compensation program are important to us, and we value and utilize the feedback and insights that we have received, and continue to receive, from our stockholders. As a result, our Board recommends a vote FOR Proposal Two, the non-binding, advisory vote to approve named executive officer compensation.

Roles in Setting Executive Officer Compensation

Role of the Compensation Committee

The Compensation Committee, which consists of three independent directors, provides assistance to the Board in discharging its oversight responsibilities relating to the compensation of our Chief Executive Officer and other executive officers. The Compensation Committee is responsible for the review and approval of all aspects of our executive compensation program. Among its primary duties, the Compensation Committee reviews and approves, on at least an annual basis, the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates the Chief Executive Officer’s performance in light of these goals and objectives, and determines and approves our Chief Executive Officer’s compensation based on this evaluation. Additionally, in consultation with the Chief Executive Officer, the Compensation Committee evaluates the performance of, and reviews and approves the compensation of, all other executive officers on an annual basis.

Other duties of the Compensation Committee with respect to setting executive officer compensation include:

•setting, reviewing and certifying performance metrics and targets for incentive-based compensation;
•evaluating Company performance results with respect to annual incentive bonuses;
•evaluating and setting the Company’s compensation peer group;
•evaluating the competitiveness of each executive officer’s total target compensation; and
•approving any changes to executive officer compensation, including but not limited to, base salaries, annual incentive bonus target amounts and equity and cash awards.

The Compensation Committee charter, which fully describes the Compensation Committee’s duties and responsibilities, is available on the Company’s website at www.denbury.com, under the “About Denbury – Corporate Governance” link.

Role of the Chief Executive Officer

Within the framework of the compensation programs approved by the Compensation Committee, each year our Chief Executive Officer recommends the level of base salary, annual incentive bonus amounts and equity and/or cash award amounts for our other executive officers. These recommendations are based, in part, upon his assessment of each executive officer’s performance, the performance of the individual’s respective department or function, the performance of the Company as a whole, and officer retention considerations. The Compensation Committee reviews our Chief Executive Officer’s recommendations and approves any compensation changes affecting our executive officers as it determines in its sole discretion. Our Chief Executive Officer is not involved in setting or approving his own compensation.

Role of Independent Compensation Consultants

The Compensation Committee of the Pre-Emergence Board engaged Meridian to serve as its independent compensation consultant. Following our Emergence Date, the Compensation Committee engaged LB&C to serve as its independent compensation consultant and to advise the Compensation Committee on compensation-related matters. Each of Meridian and LB&C reported directly to the Pre-Emergence Board Compensation Committee and current Compensation Committee, respectively. The Pre-Emergence Board Compensation Committee and current Compensation Committee assessed the independence of Meridian and LB&C, respectively, pursuant to applicable SEC and NYSE rules and concluded that no conflict of interest exists that would prevent either firm from serving as an independent compensation consultant to the Pre-Emergence Board Compensation Committee or current Compensation Committee, as applicable.

The Compensation Committee retains sole authority to approve LB&C’s compensation, determine the nature and scope of its services, evaluate its performance, and terminate its engagement. LB&C provides various executive compensation services to the Compensation Committee pursuant to a written consulting agreement with the Compensation Committee.

Use of Peer Survey Comparisons

Following the Emergence Date, in consultation with LB&C, the Compensation Committee approved compensation peer companies from a group of independent publicly traded oil and gas companies using several criteria, such as market capitalization, revenues, assets, enterprise value and production volumes. The Company’s compensation peer group is set forth below. The Compensation Committee intends to review the peer group composition annually in consultation with LB&C.

Compensation Peer Group
Berry Corporation	Kosmos Energy Ltd.	Range Resources Corporation
Bloom Energy Corporation	Laredo Petroleum, Inc.	SM Energy Company
Bonanza Creek Energy, Inc.	Matador Resources Company	Talos Energy Inc.
Callon Petroleum Company	Montage Resources Corporation	Whiting Petroleum Corporation
Cimerex Energy Co.	PDC Energy, Inc.
Comstock Resources, Inc.	QEP Resources, Inc.

Compensation Components

Base Salaries

We believe that base salaries should be competitive with the salaries of similar management positions at our compensation peer companies. In June 2020, due to the significant economic and market uncertainty impacting the Company and the oil and gas industry as a whole, Mr. Kendall elected to reduce his annual base salary rate by 20% through the end of 2020 (a reduction of approximately $100,000 in base salary during 2020). Base salary rates for our named executive officers at year-end 2020, along with a comparison to year-end 2019 rates, are depicted in the table below.

Annual Base Salary Rate at Year-End
	2019	2020	% Change
Christian S. Kendall	$840,000	$672,000	(20)%
Mark C. Allen	$580,000	$580,000	—%
James S. Matthews	$500,000	$500,000	—%

Pre-Emergence Incentive Cash Awards

In June 2020, in response to the ongoing significant economic and market uncertainty affecting the oil and gas industry, the Pre-Emergence Board, in consultation with Meridian, conducted a comprehensive review of the Company’s compensation programs across the organization. As a result of this review, the Pre-Emergence Board determined that the Company’s historic compensation structure and incentive award performance metrics would not be effective in motivating and incentivizing the Company’s workforce. In response, the Pre-Emergence Board granted new incentive cash awards (the “Pre-Emergence Incentive Cash Awards”) to certain key employees, including our named executive officers. As a condition to receiving the Pre-Emergence Incentive Cash Awards, recipients, including our named executive officers, were required to waive participation in the Company’s 2020 annual incentive plans, and all outstanding shares of our common stock and equity and cash-based compensation awards held by the recipients were cancelled (including the TSR awards granted in March 2020).

The Pre-Emergence Incentive Cash Awards included an obligation to repay up to 100% of the awards (on an after-tax basis) if certain conditions were not satisfied. The Pre-Emergence Incentive Cash Awards were earned 50% based on a retention component and 50% based on achieving certain specified performance metrics. The Pre-Emergence Incentive Cash Awards became vested and were earned at the 100% level on the Emergence Date. Amounts earned by our named executive officers are depicted in the table below.

Pre-Emergence Incentive Cash Awards
Christian S. Kendall	$3,400,000
Mark C. Allen	$2,146,000
James S. Matthews	$1,550,000

December 2020 Post-Emergence Grants

The 2020 Incentive Plan was adopted on December 2, 2020. On December 4, 2020, the Board, in consultation with LB&C who performed a thorough compensation review, granted post-emergence grants (the “Post-Emergence Grants”) to certain recipients, including the grants below to our named executive officers.

Post-Emergence Grants
	RSUs	PSUs	Total
Christian S. Kendall	373,503	373,503	747,006
Mark C. Allen	140,064	140,063	280,127
James S. Matthews	73,534	73,533	147,067

These Post-Emergence Grants consisted of 50% RSUs and 50% performance stock units (“PSUs”). Each RSU and PSU represents a contingent right to receive one share of Denbury common stock. The RSUs vest ratably over a three-year period on December 4, 2021, 2022 and 2023 and, subject to certain conditions, including employment through the applicable vesting date, are to be settled in shares of common stock within 30 days following the third anniversary of the grant date.

The PSUs provide for vesting based on the volume-weighted average price of a share of Denbury common stock equaling or exceeding the below pre-established levels for 60 consecutive trading days during a three-year performance period beginning December 4, 2020 (the “60-day VWAP”), and, subject to certain conditions, provide for settlement in shares of common stock within 30 days following the end of the three-year performance period. On March 3, 2021, the preceding 60-day VWAP was $32.53 and, as a result, all of the PSUs vested at a 100% level on that date.

PSU Vesting Schedule
Stock Price Hurdle	Vesting Percentage
$18.75	25%
$21.00	50%
$23.25	75%
$24.75	100%

2021 Compensation

This section describes certain compensation actions taken following the Emergence Date with respect to 2021 compensation for our named executive officers. We include this disclosure because we believe it enhances the understanding of our executive compensation practices and our objectives, philosophy and programs going forward.

Base Salaries

In June 2020, Mr. Kendall elected to reduce his annual base salary rate by 20%, from $840,000 to $672,000. Beginning January 1, 2021, Mr. Kendall’s base salary rate was increased to $772,000 (an 8% reduction from his base salary rate on January 1, 2020). In addition, the base salary rates for Messrs. Allen and Matthews have been adjusted based on merit and the elimination of their perquisites. Base salary rates for our named executive officers in 2021 are depicted in the table below.

2021 Annual Base Salary Rate
Christian S. Kendall	$772,000
Mark C. Allen	605,000
James S. Matthews	525,000

2021 Annual Incentive Bonuses

In February 2021, the Compensation Committee adopted a framework for the 2021 annual incentive bonus. The annual incentive bonus target amounts are based on a percentage of base salary. The annual incentive bonus target percentages for our named executive officers were unchanged for 2021 and are depicted in the table below.

Target Annual Incentive Bonus Percentages
Christian S. Kendall	130%
Mark C. Allen	120%
James S. Matthews	100%

In February 2021, the Compensation Committee approved the annual incentive bonus metrics and their respective weightings for 2021, as summarized in the table below. The annual incentive bonus has a potential payout range from 0% to 200% of target and is based entirely on quantitative metrics related to Company performance.

2021 Annual Incentive Bonus
Metric	Target Points
EBITDAX	40
Total Production	20
HSE Performance	15
Lease Operating Expenses	10
Reserves Replacement	10
General & Administrative Expenses	5
Total	100

No 2021 Equity Awards to be Granted

The Compensation Committee does not anticipate granting equity awards to our named executive officers in 2021.

Perquisites and Other Benefits

Our named executive officers participate in our benefit plans on the same terms as our other employees. These plans include medical, dental, vision, disability and life insurance and partial matching contributions to our 401(k) plan. Our only retirement benefit is our 401(k) plan. We do not offer any pension or post-retirement medical benefits. Beginning in 2021, the Compensation Committee eliminated the payment of perquisites to our executive officers.

Risk Assessment Related to Our Compensation Program

We believe that our compensation policies and practices are unlikely to have a material adverse effect on the Company’s risk profile. Although portions of our compensation program are incentive-based, we believe that we have allocated our compensation among (i) base salary (ii) short-term compensation opportunities and (iii) long-term compensation opportunities in such a way as to discourage unreasonable risk taking. Further, one of the main factors we take into consideration in setting compensation is the performance of the Company as a whole, which we believe encourages decision making that is in the best long-term interests of the Company and our stockholders.

Policy on Recovery of Compensation and Clawbacks

The Board has adopted a clawback policy under which it has broad discretion to cause reimbursement by a Company executive officer of certain incentive-based compensation (both annual bonus payments and long-term incentive grants) under certain circumstances. Such circumstances include, but are not limited to, actions where compensation was predicated upon the achievement of certain financial results or targets that were subsequently the subject of a required restatement of the Company’s financial statements. Further, the clawback policy encompasses other actions such as officers engaging in fraudulent or intentional illegal conduct. The clawback policy is reviewed annually and may be revised to reflect evolving market conditions for governance matters. The policy will also be revised, if appropriate, to conform to any final listing standards that may be adopted by the NYSE under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”).

EXECUTIVE COMPENSATION – COMPENSATION TABLES

Summary Compensation Table

The following table sets out a summary of executive compensation for our named executive officers for the years indicated below.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Christian S. Kendall	2020	$743,416	$3,400,000	$18,249,357	$—	$48,937	$22,441,710
President and Chief Executive Officer	2019	823,750	—	3,012,057	1,199,704	48,709	5,084,220
	2018	775,000	—	3,518,097	1,383,375	53,110	5,729,582
Mark C. Allen	2020	$580,000	$2,146,000	$6,843,503	$—	$48,719	$9,618,222
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	2019	565,000	—	1,469,295	759,636	53,296	2,847,227
	2018	520,000	—	1,856,775	866,320	53,751	3,296,846
James S. Matthews	2020	$500,000	$1,550,000	$3,592,847	$—	$47,926	$5,690,773
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2019	487,500	—	771,378	546,191	50,825	1,855,894
	2018	450,000	—	977,246	642,600	53,085	2,122,931

(1)Amounts in this column represent the Pre-Emergence Incentive Cash Awards granted by the Pre-Emergence Board, which were earned 50% based on a retention component and 50% based on achieving certain specified performance metrics. The Pre-Emergence Incentive Cash Awards became vested and were earned at the 100% level on the Emergence Date.
(2)Amounts in this column represent the grant-date fair value of equity-based awards, as further detailed in the table below. The amounts for 2020 consist of the Post-Emergence Grants. The amounts for 2019 and 2018, all of which were granted by the Pre-Emergence Board, consist of (a) restricted common stock awards, (b) incentive-based operational awards (at the target level of 100%) and (c) TSR awards (at the target level of 100%). Although TSR awards were granted in March 2020 (at grant date values of $185,867; $90,667; and $47,600 for Messrs. Kendall, Allen and Matthews, respectively), because those awards were cancelled in June 2020 in connection with the Pre-Emergence Incentive Cash Awards and no amounts were paid or issued in connection with the TSR awards, no amounts have been included above for 2020 related to those awards. The grant-date fair value of the RSUs, restricted common stock and incentive-based operational awards is calculated using the closing price of our common stock on the date of grant. The grant-date fair value of the PSUs and TSR awards is calculated using a Monte-Carlo simulation model.

Name	Year	Restricted Common Stock	Incentive-Based Operational Awards	TSR Awards	Post-Emergence Grants	Total
Christian S. Kendall	2020	$—	$—	$—	$18,249,357	$18,249,357
	2019	816,355	776,266	1,419,436	—	3,012,057
	2018	1,439,996	719,999	1,358,102	—	3,518,097
Mark C. Allen	2020	—	—	—	6,843,503	6,843,503
	2019	398,222	378,665	692,408	—	1,469,295
	2018	760,000	379,999	716,776	—	1,856,775
James S. Matthews	2020	—	—	—	3,592,847	3,592,847
	2019	209,066	198,799	363,513	—	771,378
	2018	399,996	199,999	377,251	—	977,246

(3)Amounts in this column include amounts earned under the annual incentive bonus plan for 2019 and 2018, as approved by the Pre-Emergence Board.  As a condition to receiving the Pre-Emergence Incentive Cash Awards, recipients were required to waive participation in the 2020 annual incentive bonus plan.
(4)Amounts in this column include (a) matching contributions to the 401(k) plan on each named executive officer’s behalf, (b) life and disability insurance premiums paid by the Company on each named executive officer’s behalf and (c) allocated discretionary funds for each named executive officer as shown in the following table:

Name	Year	401(k) Plan (a)	Insurance Premiums (b)	Perquisites (c)	Total
Christian S. Kendall	2020	$17,100	$6,837	$25,000	$48,937
Mark C. Allen	2020	17,100	6,619	25,000	48,719
James S. Matthews	2020	17,100	5,826	25,000	47,926

Post-Emergence Grants of Plan-Based Awards

			Levels of Future Payouts Under Non-Equity Incentive Plan Awards			Levels of Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christian S. Kendall
Performance Stock Units (2)	12/4/2020	12/2/2020	—	—	—	—	—	373,503	—	9,035,038
Restricted Stock Units (3)	12/4/2020	12/2/2020	—	—	—	—	—	—	373,503	9,214,319
Mark C. Allen
Performance Stock Units (2)	12/4/2020	12/2/2020	—	—	—	—	—	140,063	—	3,388,124
Restricted Stock Units (3)	12/4/2020	12/2/2020	—	—	—	—	—	—	140,064	3,455,379
James S. Matthews
Performance Stock Units (2)	12/4/2020	12/2/2020	—	—	—	—	—	73,533	—	1,778,763
Restricted Stock Units (3)	12/4/2020	12/2/2020	—	—	—	—	—	—	73,534	1,814,084

(1)Represents the fair value of equity awards as of the grant date.  The grant-date fair value of the RSUs is calculated using the closing price of our common stock on the date of grant. The grant-date fair value of the PSUs is calculated using a Monte-Carlo simulation model.
(2)Each PSU represents a contingent right to receive one share of Denbury common stock. The PSUs vest based on the 60-day VWAP, and, subject to certain conditions, are to be settled in shares of common stock within 30 days following the end of the three-year performance period. On March 3, 2021, the 60-day VWAP was $32.53 and, as a result, the PSUs vested at a 100% level on that date.
(3)Each RSU represents a contingent right to receive one share of Denbury common stock. The RSUs vest ratably over a three-year period on December 4, 2021, 2022 and 2023 and, subject to certain conditions, including employment through the applicable vesting date, are to be settled in shares of common stock within 30 days following the third anniversary of the grant date.

2020 Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Awards That Have Not Vested ($)
Name	Exercisable
Christian S. Kendall				373,503	9,595,292
						373,503	9,595,292
Mark C. Allen				140,064	3,598,244
						140,063	3,598,218
James S. Matthews				73534	1,889,088
						73,533	1,889,063

(1)Amounts in this column represent RSUs. The RSUs vest ratably over a three-year period on December 4, 2021, 2022 and 2023 and, subject to certain conditions, including employment through the applicable vesting date, are to be settled in shares of common stock within 30 days following the third anniversary of the grant date.
(2)Amounts in this column represent PSUs. The PSUs vest based on the 60-day VWAP, and, subject to certain conditions, are to be settled in shares of common stock within 30 days following the end of the three-year performance period. On March 3, 2021, the 60-day VWAP was $32.53 and, as a result, the PSUs vested at a 100% level on that date.

Option Exercises and Stock Vested During 2020

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Christian S. Kendall	—	—	87,335	15,720
Mark C. Allen	—	—	73,594	13,247
James S. Matthews	—	—	34,933	6,288

(1) Prior to the Emergence Date, stock awards that vested in 2020 include (i) the 2017 TSR award and (ii) time-vested restricted stock awards. On the Emergence Date, all outstanding shares of our common stock and outstanding long-term incentive compensation were cancelled and extinguished.

Potential Payments Upon Termination or Change in Control

We believe that it is important to protect our named executive officers, together with all of our other employees, in the event of a change in control. Further, it is our belief that the interests of stockholders will be best served if the interests of our named executive officers are aligned with theirs, and providing change in control benefits should eliminate, or at least reduce, possible reluctance of our named executive officers to pursue potential change-in-control transactions that may be in the best interests of our stockholders.

We do not have any predefined severance benefits for our executive officers, except in the event of a change in control. The Denbury Severance Protection Plan (the “Severance Protection Plan”) was originally adopted in December 2000 and was last amended in March 2018 to remove tax gross-up payments for excise taxes imposed under Section 4999 of the Internal Revenue Code related to any change-in-control payments made to certain officers under the Severance Protection Plan. Under the terms of our Severance Protection Plan, an employee is entitled to receive a severance payment if a Change of Control (as defined in the Severance Protection Plan) occurs and the employee incurs an involuntary termination of employment within the six-month period prior to, or within the two-year period following, that Change of Control (i.e., a “double trigger” payment). An involuntary termination for purposes of the Severance Protection Plan will mean a termination by us without cause or due to the employee’s own decision to terminate employment for good reason. Under the Severance Protection Plan, an involuntary termination will not include any termination of employment due to the participant’s death or disability. If entitled to severance payments under the terms of the Severance Protection Plan, members of our senior management team (including each of our named executive officers) will receive three times the sum of their annual base salary and bonus amounts, which is calculated as an amount equal to fifty percent (50%) of the total amount of all cash bonuses paid to the participant over the two most recent annual periods ending prior to the Change of Control. Our other officers will receive two-and-one-half times their annual salary and bonus amount, and all other employees will receive between one-third and one-and-one-half times their annual salary and bonus amount depending on their salary level and length of service with us. All employees that become entitled to a severance benefit under the Severance Protection Plan will also receive continuing medical and dental benefits, with the members of our senior management team receiving such benefits up to an eighteen-month period (such benefits would cease if the employee became covered under a subsequent employer’s plans).

The Severance Protection Plan does not provide for excise tax gross-ups. The Severance Protection Plan includes a “net-best” provision, which we believe is a prevalent alternative to providing a gross-up. Pursuant to the “net-best” provision, officers will receive the greater after-tax benefit of either (i) their full severance payment, for which the individual officer is responsible for the payment of any applicable excise tax or (ii) a severance payment capped at the safe harbor amount (generally $1 less than three times the officer’s average annual compensation over the past five years), for which no excise tax is due. This approach provides the officer with a capped payment only if the officer would receive a greater after-tax benefit than if the officer paid excise tax on the full severance payment.

In addition to the Severance Protection Plan, awards granted under our 2020 Incentive Plan have certain change in control protections as further described under the 2020 Incentive Plan and the underlying award agreements.

The following table shows, as of December 31, 2020, the estimated potential payments and benefits that would be received by our named executive officers based upon a hypothetical termination of employment and/or a change in control in each of the three circumstances indicated in the table (i.e., (1) a change in control with no termination of employment, (2) a change in control with an involuntary termination of employment and (3) death or disability). The fair value of accelerated equity awards includes only those awards that were not currently vested as of December 31, 2020, using the closing stock price of $25.69 per share. Actual amounts that may become payable to any named executive officer can only be determined with any certainty at the time of an actual termination of employment or upon a change in control.

Name	Severance Protection Plan Payment ($) (1)	Healthcare and Other Insurance Benefits ($)	Fair Value of Accelerated Equity Incentive Plan Compensation ($) (2)	Non-Equity Incentive Plan Compensation ($)	Other ($)	Tax Gross Up ($)	Total Value ($)
Christian S. Kendall
Change in Control with no termination of employment	—	—	18,916,472	—	—	—	18,916,472
Change in Control plus an involuntary termination of employment	10,990,619	98,199	18,916,472	—	—	—	30,005,290
Death	—	—	9,831,888	—	—	—	9,831,888
Disability			473,192				473,192

Mark C. Allen
Change in Control with no termination of employment	—	—	7,093,671	—	—	—	7,093,671
Change in Control plus an involuntary termination of employment	7,397,934	97,096	7,093,671	—	—	—	14,588,701
Death	—	—	3,686,967	—	—	—	3,686,967
Disability			177,447				177,447

James S. Matthews
Change in Control with no termination of employment	—	—	3,724,185	—	—	—	3,724,185
Change in Control plus an involuntary termination of employment	5,608,187	95,698	3,724,185	—	—	—	9,428,070
Death			1,935,668				1,935,668
Disability	—	—	93,160	—	—	—	93,160

(1)The Severance Protection Plan contains a “net best” provision, which would reduce the parachute payments to the safe-harbor limit, as defined under Section 280G, if it is more financially advantageous to the named executive officer on an after-tax basis. The amount shown is net of any applicable payment scale back if such a scale back would be required under the Severance Protection Plan.
(2)The amounts in this column represent accelerated vesting of the Post-Emergence Grants, which remain unvested as of December 31, 2020. On March 3, 2021, the 60-day VWAP was $32.53 and, as a result, the PSUs vested at a 100% level on that date.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following reasonable estimate of the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Kendall, our Chief Executive Officer, as of December 31, 2020.

For 2020, our last completed fiscal year:

•the median of the annual total compensation of all employees of the Company (other than Mr. Kendall) was approximately $118,644;

•the annual total compensation of our Chief Executive Officer was approximately $22,626,042; and

•the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was approximately 191 to 1.

To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the steps detailed below.

•We determined that, as of December 31, 2020, our employee population consisted of 657 individuals, with all of these employees located in the United States. This population consisted of our full-time, part-time and temporary employees.

•To identify the “median employee” from our employee population, we compared the amount of salary and wages of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2020. In making this determination, we annualized the compensation for permanent employees that were hired in 2020 but did not work at Denbury for the entire fiscal year.

•For the annual total compensation of Mr. Kendall and our median employee, we combined all of the elements of Mr. Kendall’s and such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Proposal Two: Advisory Vote to Approve Named Executive Officer Compensation

The Dodd-Frank Act requires all public companies to solicit from stockholders a non-binding, advisory vote to approve the compensation of their named executive officers.  In 2017, based on stockholder approval, the Pre-Emergence Board determined to hold its advisory vote to approve named executive officer compensation annually until the Board determines, or the next frequency vote provides, otherwise.

This proposal, commonly known as a “say-on-pay” proposal, grants stockholders the opportunity to express their views on the compensation of our named executive officers, the group of officers whose compensation is reflected in our Summary Compensation Table contained herein.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers as described in this proxy statement.

The Board is asking stockholders to approve, on an advisory basis, the 2020 compensation of our named executive officers, as disclosed in the CD&A, the compensation tables and related disclosures in this proxy statement, which we urge you to review in voting on this resolution.  Although this vote is non-binding, the Compensation Committee values your opinion and will consider the voting results when making future decisions and recommendations about executive compensation.

We always welcome feedback from our stockholders.  Stockholders can communicate directly with members of the Compensation Committee on these matters by either writing them in care of Denbury Inc., Attention: Compensation Committee, at 5851 Legacy Circle, Plano, Texas 75024, or emailing them at: compensationcommittee@denbury.com.  Your correspondence will be received by the Chairperson of the Compensation Committee with a copy to our Chief Executive Officer and Chief Financial Officer.

As described in the CD&A of this proxy statement, our executive compensation policies are designed to ensure that salary levels and compensation incentives attract and retain top-level individuals in key positions and are commensurate with each individual’s level of executive responsibility, the type and scope of our operations and our Company-wide financial condition and performance. Additionally, the Compensation Committee believes that incentive-based compensation is an important part of executive compensation because it aligns named executive officer compensation with Company performance and the execution of our strategy.

Vote Required

The affirmative vote of a majority of shares having voting power present or represented by proxy and entitled to vote on this proposal at the annual meeting, where a quorum is present, will constitute a non-binding, advisory approval of this Proposal Two. Brokers do not have discretion to vote on this proposal without your instruction.  If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Board of Directors’ Recommendation

Our Board of Directors recommends a vote FOR approval of the following non-binding, advisory resolution:

“RESOLVED, that the compensation of the Company’s named executive officers in 2020, as disclosed in the Compensation Discussion and Analysis, compensation tables and related disclosures contained in the Company’s 2021 proxy statement, is hereby approved.”

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about Denbury’s equity compensation plans as of December 31, 2020.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders
2020 Omnibus Stock and Incentive Plan (1)	—	—	3,928,502

(1)A description of the 2020 Incentive Plan is included in Note 11 to the Company’s audited financial statements for the year ended December 31, 2020, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 5, 2021. The 2020 Incentive Plan is an amendment and restatement (approved and ratified by the Board on December 2, 2020) of the Company’s Amended and Restated 2004 Omnibus Stock and Incentive Plan, all as authorized and approved by the Bankruptcy Court in its September 2, 2020 order approving the Plan.

AUDIT MATTERS

Audit Committee Report

The primary purpose of the Audit Committee, which is discussed in detail in its charter, is to assist with the Board’s oversight of the:

•integrity of the Company’s financial statements;
•Company’s compliance with legal and regulatory requirements related to financial reporting;
•independence and qualifications of the Company’s independent registered public accounting firm;
•performance of the Company’s internal audit function and independent registered public accounting firm;
•preparation of required disclosures for the Company’s financial statement filings with the SEC;
•independence of the Company’s independent reserves engineer;
•reporting of the Company’s oil, natural gas and CO2 reserves; and
•evaluation as to whether the Company has effective processes for risk assessment and risk management.

All members of the Audit Committee meet the independence, experience and financial literacy requirements of the NYSE, the Sarbanes Oxley Act and any rules or regulations promulgated by the SEC. The Board has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.denbury.com and further described in this proxy (see Board Meetings, Attendance and Committees – Audit Committee above).

Management is responsible for the Company’s financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and the Audit Committee uses the Company’s internal audit department to assist with these responsibilities.  The internal audit department has unrestricted access to the Audit Committee and regularly meets with the Audit Committee in executive sessions without management present.

The Audit Committee has reviewed and discussed the Company’s audited financial statements and related opinion on internal controls with management. It has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”), including Auditing Standard No. 16 (Communication with Audit Committees). Additionally, PricewaterhouseCoopers LLP has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed PricewaterhouseCoopers LLP’s independence with management and the independent registered public accounting firm. The Audit Committee has concluded that the rendering of non-audit services by PricewaterhouseCoopers LLP to the Company has not impaired the independence of PricewaterhouseCoopers LLP.

Based on the Audit Committee’s discussions with management and PricewaterhouseCoopers LLP, and its review of the representations of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended to the Board that the Company’s 2020 audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.

The Audit Committee
Anthony M. Abate, Chairperson
Lynn A. Peterson
Brett R. Wiggs

Independent Auditor Fees

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2020 and 2019.

	2020	2019
Audit Fees (1)	$3,897,000	$1,818,700
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	6,731	974
Total	$3,903,731	$1,819,674

(1)Audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal controls over financial reporting, required quarterly reviews and consultations, as well as work only the independent registered public accounting firm can reasonably be expected to provide, such as comfort letters, consents and review of documents filed with the SEC.
(2)Fees associated with a license for accounting research software.

The Audit Committee charter stipulates that the Audit Committee approve the fees to be paid to the independent registered public accounting firm prior to the annual audit.  Additionally, all engagements for non-audit services by the independent registered public accounting firm must be approved prior to the commencement of services.  All fees paid to the Company’s independent registered public accounting firm were approved by the Audit Committee prior to the commencement of services.

Proposal Three: Ratify the Audit Committee’s Selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2021

PricewaterhouseCoopers LLP has been our independent registered public accounting firm for each of the last seventeen years.  It is the recommendation of our Audit Committee to appoint PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of the Company until the next annual meeting of stockholders and to authorize the Audit Committee to approve its remuneration as such.  If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of that firm as the Company’s independent registered public accounting firm.  The stockholders’ ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP does not limit the authority of the Audit Committee to change independent registered public accounting firms at any time. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, available to answer questions and afforded an opportunity to make a statement, if desired.

Vote Required

The affirmative vote of the holders of a majority of the shares having voting power present or represented by proxy at the annual meeting of stockholders, where a quorum is present, is required for approval of this Proposal Three. Brokers do have discretion to vote on this proposal without your instruction.

A properly executed proxy submitted without voting instructions will be voted “FOR” this Proposal Three.

Board of Directors’ Recommendation

Our Board of Directors recommends that stockholders vote FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

STOCKHOLDER PROPOSALS FOR OUR 2022 ANNUAL MEETING OF STOCKHOLDERS

Proposals for Inclusion in Our 2022 Proxy Statement

Pursuant to Rule 14a-8 promulgated under the Exchange Act, in order for a stockholder proposal to be included in the Company’s proxy materials for the 2022 annual meeting of stockholders, the proposal must be in full compliance with applicable law, including Rule 14a-8, and our Bylaws, and must be received by the Company at the address below no later than December 16, 2021, unless the date of our 2022 annual meeting is more than 30 days before or after May 26, 2022, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials.  All such proposals must be submitted in writing to James S. Matthews, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, 5851 Legacy Circle, Plano, Texas 75024.

Advanced Notice of Nominations or Proposed Business for Our 2022 Annual Meeting of Stockholders

Our Bylaws require advanced written notice from any stockholder seeking to present nominations of persons for election to the Board and other proposed business (other than proposals submitted in accordance with Rule 14a-8 for inclusion in our proxy materials) for consideration at our 2022 annual meeting of stockholders. Notice of such proposals must be received by James S. Matthews, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, 5851 Legacy Circle, Plano, Texas 75024, no later than the close of business on the 90th day, and no earlier than the close of business on the 120th day, before the date of the one-year anniversary of the immediately preceding year’s annual meeting. Based on the anniversary date of our 2021 annual meeting, a stockholder must send advanced written notice of any such nomination or other business or proposals such that the notice is received by us no earlier than January 26, 2022 and no later than February 25, 2022. In the event the 2022 annual meeting of stockholders is convened on a date more than 30 days before, or more than 30 days after, such anniversary date, such notice must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the 90th day before such annual meeting or the 10th day following the day on which public announcement of the date of the 2022 annual meeting is first made by the Company. Any such proposal of business must include the information called for, and follow the other requirements set forth, in our Bylaws about the proposed business and the proposing stockholder. Additionally, any such nomination must provide the reasons supporting a candidate’s nomination, information regarding the candidate and their qualifications, along with all other information about the candidate required under SEC Rule 14A and the Company’s Bylaws, the candidate’s consent to being considered as a nominee, and a way to contact the candidate to verify his or her interest and to gather further information, if necessary.  In addition, the stockholder making the nomination or proposal must submit information regarding ownership of the Company’s securities and related information specified in the Company’s Bylaws.  Stockholders must send recommendations for director candidates to the address listed above under Governance of the Company – Communication with the Board.  Stockholders who wish to nominate an individual to the Board must also follow the requirements of the Company’s Bylaws and applicable SEC and NYSE rules and regulations.

OTHER MATTERS

The Board is not aware of any matter to be presented for action at the 2021 annual meeting other than the proposals set forth in this proxy statement. The form of proxy for the annual meeting of stockholders grants authority to the persons designated therein as proxies to vote in their discretion on any other matters that come before the annual meeting, or any adjournment thereof, that are not set forth in our proxy statement, except for those matters as to which adequate notice is received.

All information contained in this proxy statement relating to the occupations, affiliations and securities holdings of our directors and officers and their relationship and transactions with us is based upon information received from the individual directors and officers.  All information relating to any beneficial owner of more than 5% of our common stock is based upon information contained in reports filed by such owner with the SEC.  The information contained in this proxy statement in the sections entitled Compensation Committee Report and Audit Matters – Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

We have provided or otherwise made available to each person whose proxy is solicited hereby a copy of our 2020 Annual Report to Stockholders for the year ended December 31, 2020, which includes the Annual Report on Form 10-K except for certain exhibits.  A copy of our Annual Report to Stockholders or our Annual Report on Form 10-K filed with the SEC may be obtained without charge by writing to Denbury Inc., ATTN: Investor Relations, 5851 Legacy Circle, Plano, Texas 75024, or by e-mailing ir@denbury.com.

By order of the Board of Directors,

/s/ James S. Matthews

James S. Matthews Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

DENBURY INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/25/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/DEN2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/25/2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Kevin O. Meyers	☐	☐	☐
1b. Anthony M. Abate	☐	☐	☐
1c. Caroline G. Angoorly	☐	☐	☐
1d. James N. Chapman	☐	☐	☐
1e. Christian S. Kendall	☐	☐	☐
1f. Lynn A. Peterson	☐	☐	☐
1g. Brett R. Wiggs	☐	☐	☐
1h. Cindy A. Yeilding	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. An advisory vote to approve named executive officer compensation;	☐	☐	☐
3. To ratify the Audit Committee's selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2021.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000506705_1 R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

DENBURY INC.
Annual Meeting of Stockholders
May 26, 2021 8:00 AM (Central Daylight Time)
This proxy is solicited by the Board of Directors

The undersigned appoints Kevin O. Meyers and Christian S. Kendall (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Denbury Inc., a Delaware corporation ("Denbury"), the undersigned is entitled to vote at the Annual Meeting of Stockholders of Denbury to be held virtually at www.virtualshareholdermeeting.com/DEN2021, on Wednesday, May 26, 2021 at 8:00 A.M. (CDT) and all adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director and "FOR" Proposals 2 and 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

0000506705_2 R1.0.0.177

Continued and to be signed on reverse side